Exhibit 4.2

Southern Copper Corporation

as Issuer

and

Wells Fargo Bank, National Association,

as Trustee

SIXTH SUPPLEMENTAL INDENTURE

Dated as of April 23, 2015

to

INDENTURE

Dated as of April 16, 2010

5.875% Notes due 2045

TABLE OF CONTENTS

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ARTICLE 5. MISCELLANEOUS
Section 5.1. Ratification of Indenture	15
Section 5.2. Trustee Not Responsible for Recitals	15
Section 5.3. Governing Law.	15
Section 5.4. Severability	15
Section 5.5. Counterparts	15
EXHIBIT A – Form of Notes	A-1

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SIXTH SUPPLEMENTAL INDENTURE, dated as of April 23, 2015 (this “Sixth Supplemental Indenture”), between Southern Copper Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee executed and delivered the indenture, dated as of April 16, 2010 (the “Base Indenture”, as supplemented by a First Supplemental Indenture and a Second Supplemental Indenture, in each case dated as of April 16, 2010, a Third Supplemental Indenture and a Fourth Supplemental Indenture, in each case dated as of November 8, 2012, and a Fifth Supplemental Indenture of even date herewith and, together with this Sixth Supplemental Indenture, the “Indenture”), to provide for the issuance of the Company’s debt securities (the “Securities”), to be issued in one or more series;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its notes under the Base Indenture to be known as its “5.875% Notes due 2045” (the “Notes”), the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Sixth Supplemental Indenture;

WHEREAS, the Board of Directors of the Company pursuant to resolutions duly adopted on January 30, 2015, have duly authorized the issuance of the Notes, and has authorized the proper officers of the Company to execute any and all appropriate documents necessary or appropriate to effect each such issuance;

WHEREAS, this Sixth Supplemental Indenture is being entered into pursuant to the provisions of Section 14.01 of the Base Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Sixth Supplemental Indenture; and

WHEREAS, all things necessary to make this Sixth Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid and legally binding obligations of the Company, have been performed, and the execution and delivery of this Sixth Supplemental Indenture has been duly authorized in all respects;

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the forms and terms of the Notes, the Company covenants and agrees, with the Trustee, as follows:

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ARTICLE 1.

DEFINITIONS

Section 1.1.          Definition of Terms. Unless the context otherwise requires:

(a)                each term defined in the Base Indenture has the same meaning when used in this Sixth Supplemental Indenture except as otherwise defined in this Sixth Supplemental Indenture;

(b)               the singular includes the plural and vice versa; and

(c)                headings are for convenience of reference only and do not affect interpretation.

(d)               a reference to a Section or Article is to a Section or Article of this Sixth Supplemental Indenture unless otherwise indicated.

(e)                The following terms have the meanings given to them in this Section 1.1(e):

(i)                 “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(ii)               “Attributable Value” in respect of a Sale and Leaseback Transaction means, as to any particular lease under which the Company or any Subsidiary is at any time liable as lessee and any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates or similar charges and any amounts required to be paid by such lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such date at a rate per annum equivalent to the interest rate inherent in such lease (as determined in good faith by the Company in accordance with generally accepted financial practice).

(iii)             “Change of Control,” at any date, means the failure of Mr. German Larrea Mota-Velasco and his immediate family members, including his spouse, parents, siblings, and lineal descendents, estates and heirs, or any trust or other investment vehicle for the primary benefit of any of the foregoing, to possess, directly or indirectly, whether through ownership of Voting Stock, contract or otherwise, the power to elect or designate for election the majority of the board of directors of the Company or to direct or cause the direction of the management or policies of the Company.

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(iv)             “Change of Control Offer” shall have the meaning assigned to it in Section 2.11(a).

(v)               “Change of Control Purchase Price” shall have the meaning assigned to it in Section 2.11(a).

(vi)             “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

(vii)           “Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, as amended, or, if at any time after the execution of this Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

(viii)         “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term (“remaining life”) of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of Notes.

(ix)             “Comparable Treasury Price” means, with respect to any redemption date, (i) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker is unable to obtain at least five such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Independent Investment Banker.

(x)               “Consolidated Net Tangible Assets” means the total of all assets appearing on a consolidated balance sheet of the Company and its Subsidiaries, net of all applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets, less the aggregate of the current liabilities of the Company and its Subsidiaries appearing on such balance sheet as determined in accordance with U.S. GAAP.

(xi)             “Debt” means indebtedness for borrowed money.

(xii)           “DTC” shall have the meaning assigned to it in Section 2.5.

(xiii)         “Event of Default” shall have the meaning assigned to it in Section 2.12.

(xiv)         “Fitch” means Fitch Ratings, Ltd. or any successor to the rating agency business thereof.

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(xv)           “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, direct or indirect, contingent or otherwise, or entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantee” shall not apply to a guarantee of intercompany indebtedness among the Company and the Subsidiaries or among the Subsidiaries.

(xvi)         “Incurrence Time” shall have the meaning assigned to it in Section 2.9(b).

(xvii)       “Indebtedness” means, with respect to any person (without duplication):

(A)	any obligation of such Person (a) for borrowed money, under any reimbursement obligation relating to a letter of credit (other than letters of credit payable to suppliers in the ordinary course of business), under any reimbursement obligation relating to a financial bond or under any reimbursement obligation relating to a similar instrument or agreement, (b) for the payment of money relating to any obligations under any capital lease of real or personal property, or (c) under any agreement or instrument in respect of an interest rate or currency swap, exchange or hedging transaction or other financial derivatives transaction (other than (x) any such agreements or instruments directly related to Indebtedness otherwise incurred in compliance with the Indenture and (y) any such agreements as are entered into in the ordinary course of business and are not for speculative purposes or the obtaining of credit); and

(B)	any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clause (1) above. For the purpose of determining any particular amount of Indebtedness under this definition, Guarantees of (or obligations with respect to letters of credit) Indebtedness otherwise included in the determination of such amount shall not be included.

(xviii)     “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company from time to time to act as the “Independent Investment Banker.”

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(xix)         “Lien” means any mortgage, pledge, security interest or lien.

(xx)           “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

(xxi)         “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

(xxii)       “Rating Agencies” means Moody’s, S&P and Fitch.

(xxiii)     “Rating Decline” means if on, or within 90 days after, the earlier of the date of public notice of the occurrence of a Change of Control or of the intention of the Company to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), the rating of the Notes of the applicable series by at least one of the Rating Agencies shall be decreased by one or more gradations (including gradations within categories as well as between rating categories).

(xxiv)     “Reference Treasury Dealer” means any one of Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, and their respective successors and two other nationally recognized investment banking firm that is a Primary Treasury Dealer (as defined below) selected from time to time by the Company; provided, however, that if any of the foregoing shall cease to be a primary US Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

(xxv)       “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

(xxvi)     “Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if that redemption date is not an interest payment date with respect to such Notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

(xxvii)   “S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

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(xxviii) “Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Company or any Subsidiary sells or transfers any property to any Person with the intention of taking back a lease of such property pursuant to which the rental payments are calculated to amortize the purchase price of such property substantially over the useful life thereof and such property is in fact so leased.

(xxix)     “Significant Subsidiary” means a Subsidiary of the Company which would be a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission as in effect on the date of the Indenture, assuming the Company is the registrant referred to in such definition.

(xxx)       “Specified Property” means any mineral property (other than inventory or receivables), concentrator, smelter, refinery or rod plant of the Company or any Subsidiary and any capital stock or Indebtedness of any Subsidiary directly owning any such property, concentrator, smelter, refinery or rod plant. This term excludes any mineral property, concentrator, smelter or refinery or rod plant of the Company or any Subsidiary that in the good faith opinion of the Company’s board of directors is not materially important to the total business conducted by the Company and its Subsidiaries, taken as a whole.

(xxxi)     “Subsidiary” means any corporation or other business entity of which the Company owns or controls (either directly or through one or more other Subsidiaries) more than 50% of the issued share capital or other ownership interests, in each case having ordinary voting power to elect or appoint directors, managers or trustees of such corporation or other business entity (whether or not capital stock or other ownership interests or any other class or classes shall or might have voting power upon the occurrence of any contingency). For the avoidance of doubt, SPCC Peru Branch shall not be considered a Subsidiary of the Company.

(xxxii)   “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

(xxxiii) “U.S. GAAP” with respect to any computations required or permitted hereunder, means generally accepted accounting principles in effect in the United States as in effect from time to time; provided, however if the Company is required by the Commission to adopt (or is permitted to adopt and so adopts) a different accounting framework, including but not limited to the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

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(xxxiv) “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to vote has been suspended by the happening of such a contingency.

ARTICLE 2.

GENERAL TERMS AND CONDITIONS OF THE Notes

Section 2.1.          Designation and Principal Amount. There is hereby authorized and established a new series of Securities under the Base Indenture, designated as the “5.875% Notes due 2045”, which is not limited in aggregate principal amount. The initial aggregate principal amount of the Notes to be issued under this Sixth Supplemental Indenture shall be limited to $1,500,000,000. Any additional amounts of such series to be issued shall be set forth in a Company Order.

Section 2.2.          Maturity. The stated maturity of principal for the Notes will be April 23, 2045.

Section 2.3.          Further Issues. The Company may from time to time, without the consent of the Holders of the Notes, issue additional notes of such series. Any such additional notes will have the same ranking, interest rate, maturity date and other terms as the Notes. Any such additional notes, together with the Notes herein provided for, will constitute a single series of Securities under the Indenture.

Section 2.4.          Form of Payment. Principal of, premium, if any, and interest on the Notes shall be payable in U.S. dollars.

Section 2.5.          Global Securities. Upon the original issuance, the Notes will be represented by one or more Global Securities. The Company will issue the Notes in denominations of $2,000 and in integral multiples of $1,000 in excess thereof and will deposit the Global Securities with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and register the Global Securities in the name of DTC or its nominee.

Section 2.6.          Interest. The Notes will bear interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from April 23, 2015 at the rate of 5.875% per annum, payable semiannually in arrears; interest payable on each interest payment date will include interest accrued from April 23, 2015, or from the most recent interest payment date to which interest has been paid or duly provided for; the interest payment dates on which such interest shall be payable are April 23 and October 23 of each year, commencing on October 23, 2015; and the record date for the interest payable on any interest payment date is the close of business on April 8 or October 8, as the case may be, next preceding the relevant Interest Payment Date.

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Section 2.7.          Authorized Denominations. The Notes shall be issuable in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Section 2.8.          Redemption. The Notes are subject to redemption at the option of the Company as set forth in the forms of Note attached hereto as Exhibit A.

Section 2.9.          Limitation on Liens.

(a)                The Company will not, nor will it permit any Subsidiary to, issue, assume or suffer to exist any Indebtedness or Guarantee, if such Indebtedness or Guarantee is secured by a Lien upon any Specified Property, unless, concurrently with the issuance or assumption of such Indebtedness or Guarantee or the creation of such Lien, the Notes (together with, at the Company’s option, any other indebtedness of or guarantee by the Company or its Subsidiaries then existing or thereafter created which is not subordinated to the Notes) shall be secured equally and ratably with (or at the Company’s option prior to) such Indebtedness or Guarantee for so long as such Indebtedness or Guarantee is so secured; provided, however, that the foregoing restriction shall not apply to:

(i)                 any Lien on (a) any Specified Property acquired, constructed, developed, extended or improved by the Company or any Subsidiary (singly or together with other Persons) after the date of the Indenture or any property reasonably incidental to the use or operation of such Specified Property (including any real property on which such Specified Property is located), or (b) any shares or other ownership interest in, or any Indebtedness of, any Person which holds, owns or is entitled to such property, products, revenue or profits, provided that in the case of both clause (a) and (b) above, such Lien is created, incurred or assumed (x) during the period such Specified Property was being constructed, developed, extended or improved, or (y) contemporaneously with, or within 360 days after, such acquisition or the completion of such construction, development, extension or improvement in order to secure or provide for the payment of all or any part of the purchase price or other consideration of such Specified Property or the other costs of such acquisition, construction, development, extension or improvement (including costs such as escalation, interest during construction and financing and refinancing costs);

(ii)               any Lien on any Specified Property existing at the time of acquisition thereof and which (a) is not created as a result of or in connection with or in anticipation of such acquisition and (b) does not attach to any other Specified Property other than the Specified Property so acquired;

(iii)             any Lien on any Specified Property acquired from a Person that is merged with or into the Company or any Subsidiary or any Lien existing on Specified Property of any Person at the time such Person becomes a Subsidiary, in either such case which (a) is not created as a result of or in connection with or in anticipation of any such transaction and (b) does not attach to any other Specified Property other than the Specified Property so acquired;

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(iv)             any Lien which secures Indebtedness or a Guarantee owing by a Subsidiary to the Company or any other Subsidiary;

(v)               any Liens on any Specified Property in favor of the government of the United States, Mexico or Peru or of any other country or any political subdivision thereof, to secure payments pursuant to any contract with such government or to any statute to which the Company or any of its Subsidiaries is subject;

(vi)             any Lien existing on the date of this Sixth Supplemental Indenture; or

(vii)           any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Lien referred to in the foregoing clauses (i) through (vi) inclusive; provided that the principal amount of Indebtedness or Guarantee secured thereby shall not exceed the principal amount of Indebtedness or Guarantee so secured at the time of such extension, renewal or replacement plus an amount necessary to pay any fees and expenses, including premiums and defeasanse costs related to such transaction, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

(b)               Notwithstanding the foregoing, the Company or any Subsidiary may issue or assume Indebtedness or a Guarantee secured by a Lien which would otherwise be prohibited under the provisions of the Indenture described in this section or enter into Sale and Leaseback Transactions that would otherwise be prohibited by the provisions of the Indenture described in Section 2.10, provided that the amount of such Indebtedness or Guarantee or the Attributable Value of such Sale and Leaseback Transaction, as the case may be, together with the aggregate amount (without duplication) of (i) Indebtedness or Guarantees outstanding at such time that were previously incurred pursuant to this paragraph by the Company and its Subsidiaries, plus (ii) the Attributable Value of all such Sale and Leaseback Transactions of the Company and its Subsidiaries outstanding at such time that were previously incurred pursuant to the provisions of the Indenture described in Section 2.10 shall not exceed 20% of Consolidated Net Tangible Assets at the time any such Indebtedness or Guarantee is issued or assumed by the Company or any Subsidiary or at the time any such Sale and Leaseback Transaction is entered into.

(c)                For the avoidance of doubt, the sale or other transfer of (i) any minerals in place for a period of time until, or in an amount such that the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals or (ii) any other interest in property of the character commonly referred to as a “production payment,” shall not constitute the incurrence of Indebtedness or a Guarantee secured by a Lien.

Section 2.10.      Limitation on Sale and Leaseback Transactions.

(a)                Neither the Company nor any Subsidiary may enter into any Sale and Leaseback Transaction with respect to any Specified Property, unless either (i) the Company or such Subsidiary would be entitled pursuant to the provisions of the Indenture described above under Section 2.9 to issue or assume Indebtedness or a Guarantee (in an amount equal to the Attributable Value with respect to such Sale and Leaseback Transactions) secured by a Lien on such Specified Property without equally and ratably securing the Notes of such series; (ii) within 360 days of such Sale and Leaseback Transaction, the Company or such Subsidiary applies or causes to be applied, in the case of a sale or transfer for cash, an amount equal to 85% of the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value (as determined in good faith by the board of directors of the Company) of the Specified Property so leased to: (A) to the retirement, within 360 days after the effective date of such Sale and Leaseback Transaction, of (x) Indebtedness of the Company ranking at least pari passu in right of payment with the Notes of such series or (y) Indebtedness of any Subsidiary of the Company, in each case owing to a Person other than the Company or any Affiliate of the Company, or (B) to the acquisition, purchase, construction, development, extension or improvement of any property or assets of the Company or any Subsidiary used or to be used by or for the benefit of the Company or any Subsidiary in the ordinary course of business; or (iii) the Company or such Subsidiary equally and ratably secures the Notes of such series as described in Section 2.9.

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(b)               The restrictions set forth in paragraph (a) above shall not apply to any transactions providing for a lease for a term of less than three years.

Section 2.11.      Repurchase at Option of Holders Upon Change of Control Triggering Event.

(a)                Upon the occurrence of a Change of Control Triggering Event, each Holder of Notes will have the right to require the Company to repurchase all or any part of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b)               Within 30 days following any Change of Control Triggering Event, the Company shall send, by first-class mail, with a copy to the Trustee, to each Holder of Notes, at such Holder’s address appearing in the register, a notice stating:

(i)                 that a Change of Control Triggering Event has occurred and a Change of Control Offer is being made pursuant to this Section 2.11 and that all Notes validly tendered will be accepted for payment;

(ii)               the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed;

(iii)             the circumstances and relevant facts regarding the Change of Control Triggering Event; and

(iv)             the procedures that Holders of Notes must follow in order to validly tender their Notes (or portions thereof) for payment and the procedures that Holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

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(c)                The Company will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Sixth Supplemental Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(d)               The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such compliance.

(e)                The Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified at any time prior to the occurrence of such Change of Control Triggering Event with the written consent of the holders of a majority in principal amount of the Notes, as set forth in Article IX of the Base Indenture.

Section 2.12.      Merger, Consolidation and Sale of Assets.

(a)                For so long as the Notes are outstanding, the Company may not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless (i) the successor Person shall be a corporation organized and existing under the laws of the United States (or any State thereof or the District of Columbia) and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and interest on all the outstanding Notes of such series and the performance of every covenant in this Sixth Supplemental Indenture on the part of the Company to be performed or observed, (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and (iii) the Company shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent set forth in the indenture relating to the consummation of such consolidation, merger, conveyance or transfer and entering into of such supplemental indenture have been met. In case of any such consolidation, merger conveyance or transfer (other than a lease), such successor corporation will succeed to and be substituted for the Company as obligor on the Notes of the applicable series, with the same effect as if it had been named in this Sixth Supplemental Indenture as such obligor.

(b)               For purposes of this Section 2.12, the conveyance or transfer of all the property of one or more Subsidiaries of the Company which property, if held by the Company instead of such Subsidiaries, would constitute all or substantially all the property of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all the property of the Company.

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Section 2.13.      Events of Default.

(a)    The term “Event of Default” with respect to the Notes shall mean

(i)                 default in the payment of the principal of any note issued pursuant to this Sixth Supplemental Indenture after any such principal becomes due in accordance with the terms thereof, upon redemption or otherwise; or default in the payment of any interest in respect of such Notes if such default continues for 30 days after any such interest becomes due in accordance with the terms hereof;

(ii)               failure to observe or perform any other covenant or agreement contained in the Notes issued pursuant to this Sixth Supplemental Indenture, and such failure continuing for 60 days after notice, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes, specifying such failure and requiring it to be remedied and stating that such notice constitutes a notice of default under this Sixth Supplemental Indenture;

(iii)             failure by the Company or any of its Significant Subsidiaries to pay when due (whether at maturity, upon redemption or acceleration or otherwise) the principal of any Indebtedness in excess, individually or in the aggregate of US$50 million (or the equivalent thereof in other currencies), if such failure shall continue for more than the period of grace, if any, applicable thereto and the period for payment has not been expressly extended;

(iv)             a decree or order by a court having jurisdiction shall have been entered adjudging the Company or any of its Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, concurso mercantil or quiebra of or by the Company or any of its Significant Subsidiaries and such decree or order shall have continued undischarged or unstayed for a period of 120 days; or a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or sindico or conciliador for the liquidation or dissolution of the Company or any of its Significant Subsidiaries, shall have been entered, and such decree or order shall have continued undischarged and unstayed for a period of 120 days; provided, however, that any Significant Subsidiary may be liquidated or dissolved if, pursuant to such liquidation or dissolution, all or substantially all of its assets are transferred to the Company or another Significant Subsidiary of the Company; or

(v)               the Company or any of its Significant Subsidiaries shall institute any proceeding to be adjudicated as voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization, concurso mercantil or quiebra, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or sindico or conciliador or trustee or assignee in bankruptcy or insolvency of it or its property.

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(b)   If an Event of Default specified in clause (a)(iv) or (a)(v) above shall occur, the maturity of all outstanding Notes shall automatically be accelerated and the principal amount of the Notes, together with accrued interest thereon, shall be immediately due and payable. If any other Event of Default shall occur and be continuing, the Trustee or the Holders of not less than 25% of the aggregate principal amount of the Notes then outstanding may, by written notice to the Company (and to the Trustee if given by Holders), declare the principal amount of the applicable Notes, together with accrued interest thereon, immediately due and payable. The right of the Holders to give such acceleration notice shall terminate if the event giving rise to such right shall have been cured before such right is exercised. Any such declaration may be annulled and rescinded by written notice from the Trustee or the Holders of a majority of the aggregate principal amount of the Notes then outstanding to the Company if all amounts then due with respect to the Notes are paid (other than amount due solely because of such declaration) and all other defaults with respect to the Notes are cured.

(c)    Subject to the provisions of the Base Indenture and this Sixth Supplemental Indenture relating to the duties of the Trustee, in case the Company shall fail to comply with its obligations under this Sixth Supplemental Indenture or the Notes and such failure shall be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Sixth Supplemental Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee indemnity reasonably satisfactory to it. The Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, to the extent such action does not conflict with the provisions of this Sixth Supplemental Indenture or applicable law.

(d)   No Holder of any note will have any right to institute any proceeding with respect to the Sixth Supplemental Indenture or the Notes or for any remedy thereunder, unless such Holder has previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee, such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to it, the Trustee for 60 days after receipt of such notice has failed to institute any such proceeding and no direction inconsistent with such request shall have been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the outstanding Notes. However, such limitations do not apply to a suit individually instituted by a Holder of a note for enforcement of payment of the principal of, or interest on, such note on or after respective due dates expressed in such note.

Section 2.14.      Appointment of Agents. The Trustee will initially be the Security Registrar and Paying Agent for the Notes.

Section 2.15.      Defeasance upon Deposit of Moneys or U.S. Government Obligations.

(a)    On the first day after the applicable conditions set forth in Section 12.03 of the Base Indenture have been satisfied, the Company at any time may terminate (i) all of its obligations under the Notes and this Sixth Supplemental Indenture (“legal defeasance option”) or (ii) its obligations under Sections 2.9, 2.10, 2.11 and 2.12 of this Sixth Supplemental Indenture and, with respect to the Notes only, Section 10.2 of the Base Indenture, and the operation of Sections 2.13(a)(iii), (iv) and (v) of this Sixth Supplemental Indenture (but, in the case of Sections 2.13(a)(iv) and (v), with respect only to Significant Subsidiaries) (“covenant defeasance option”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

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(b)   If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 2.13(a)(ii) (with respect to the covenants identified in clause (a) above), 2.13(a)(iii), 2.13(a)(iv) and 2.13(a)(v) (with respect only to Significant Subsidiaries in the case of Sections 2.13(a)(iv) and (v)).

(c)    Notwithstanding clauses (a) and (b) above, the Company’s obligations with respect to Sections 3.05, 3.06, 3.07, and 12.09 of the Base Indenture, in each case with respect to the Notes only, shall survive until the Notes have been paid in full.

Section 2.16.      Amendments. In addition to the restrictions set forth in Section 14.02 of the Base Indenture, without the consent or affirmative vote of each Holder of Notes affected thereby, an amendment of this Sixth Supplemental Indenture or the Base Indenture (with respect to the Notes only) may not reduce the premium payable upon a Change of Control Triggering Event or, at any time after a Change of Control Triggering Event has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer.

ARTICLE 3.

FORM OF NOTES

Section 3.1.          Form of Notes. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form set forth in Exhibit A.

ARTICLE 4.

ORIGINAL ISSUE OF NOTES

Section 4.1.          Original Issue of Notes. The Notes may, upon execution of this Sixth Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon Company order, authenticate and deliver such Notes as in such Company order provided.

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ARTICLE 5.

MISCELLANEOUS

Section 5.1.          Ratification of Indenture. The Base Indenture, as supplemented by this Sixth Supplemental Indenture, is in all respects ratified and confirmed, and this Sixth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Sixth Supplemental Indenture apply solely with respect to the Notes.

Section 5.2.          Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Sixth Supplemental Indenture.

Section 5.3.          Governing Law. This Sixth Supplemental Indenture and each Note shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with such law.

Section 5.4.          Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.5.          Counterparts. This Sixth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed, all as of the day and year first above written.

SOUTHERN COPPER CORPORATION, as Issuer

By:
Name:
Title:

Signature Page

Sixth Supplemental Indenture

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Signature Page

Sixth Supplemental Indenture

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EXHIBIT A

[FORM OF FACE OF SECURITY]

  THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

     TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

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[No. 1 / No. 2 / No. 3]	$500,000,000 As revised by the Schedule of Increases or Decreases in Global Security attached hereto

5.875% Notes due 2045

CUSIP No. 84265V AJ4

SOUTHERN COPPER CORPORATION, a Delaware corporation (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of five hundred million dollars ($500,000,000), as revised by the Schedule of Increases or Decreases in Global Security attached hereto, on April 23, 2045 and to pay interest thereon from April 23, 2015 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on April 23 and October 23 of each year, commencing on October 23, 2015 at the rate of 5.875% per annum, until the principal hereof is paid or made available for payment. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from April 23, 2015. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such interest, which shall be April 8 or October 8, as the case may be, next preceding such Interest Payment Date.

Additional provisions of this Security are set forth on the other side of this Security.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

SOUTHERN COPPER CORPORATION, As Issuer

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Date of Authentication:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee, certifies that this is one of
the Securities referred to in the Indenture.

By: Authorized Signatory

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[FORM OF REVERSE SIDE OF SECURITY]

5.875% Notes due 2045

1. Indenture.

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of April 16, 2010, as supplemented by a Sixth Supplemental Indenture, dated April 23, 2015 (as so supplemented, herein called the “Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $1,500,000,000.

The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the TIA for a statement of those terms.

2. Method of Payment.

The Company will pay interest on the Securities (except defaulted interest) to the Persons who are registered holders of Securities at the close of business on the April 8 or October 8, as the case may be, next preceding the interest payment date even if Securities are canceled after the record date and on or before the interest payment date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Securities represented by a Global Security (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. Payments on the Securities will be made at the office or agency of the Paying Agent and Registrar within the city of Minneapolis, Minnesota unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register.

3. Paying Agent and Registrar.

Initially, the Trustee will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

4. Optional Redemption.

(a) Except as described below, the Notes are not redeemable at the Company’s option. The Company is not, however, prohibited from acquiring the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.

(b) The Notes will be redeemable, at any time and from time to time, in whole or in part, at the Company’s option at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the date of redemption, and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to that redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points. Notwithstanding the foregoing, payments of interest on the Notes will be payable to the Holders of those Notes registered as such at the close of business on the relevant record dates according to the terms and provisions of the Indenture. In connection with such optional redemption, the following defined terms apply:

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(c) Upon presentation in physical, certificated form of any Note to be redeemed in part only, the Company will execute and the Trustee will authenticate and deliver to the Company on the order of the holder thereof, at the Company’s expense, a new Note or Notes, of authorized denominations, in principal amount equal to the unredeemed portion of the Note so presented. The Company may at any time purchase Notes in the open market or otherwise at any price. Any Notes that are redeemed or purchased by the Company shall be delivered to the Trustee for cancellation and may not be reissued or resold. Any redemption and notice thereof pursuant to the Indenture may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

5. Notice of Redemption.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed. On and after any redemption date, interest will cease to accrue on the Notes or any portion thereof called for redemption unless the Company defaults in the payment of the redemption price.

6. Sinking Fund and Highly Leveraged Transactions.

The Securities are not subject to any sinking fund. The Indenture does not include any debt covenants or other provisions which afford holders of the Securities protection in the event of a highly leveraged transaction.

7. Repurchase of Securities at the Option of Holders upon Change of Control Triggering Event.

Upon a Change of Control Triggering Event, Holders of securities will have the right, subject to certain conditions specified in the Indenture, to cause the Company to repurchase all or any part of the Securities of such Holder at a purchase price equal to 101% of the principal amount of the Securities to be repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.

8. Denominations; Transfer; Exchange.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and in integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the security register, upon surrender of this Security for registration of transfer at the Registrar accompanied by a written request for transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

 No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

9. Persons Deemed Owners.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

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10. Amendment, Waiver.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

11. Defaults and Remedies.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

12. Governing Law.

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13. CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder of Securities upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Security.

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SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

		Amount of decrease	Principal Amount of
	Amount of increase in	in Principal Amount	this Global Security	Signature of
Date of	Principal Amount of	of this Global	following each	authorized signatory
Exchange	this Global Security	Security	decrease or increase	of Trustee

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